Exhibit 99.1


For Immediate Release:
February 25, 2005


                    BellSouth Updates Fourth Quarter Earnings


ATLANTA - BellSouth Corporation (NYSE:BLS) announced today two adjustments to its previously released fourth quarter 2004 earnings.

Cingular lease accounting

BellSouth announced that it will record a charge against fourth quarter results to reflect the correction of an error relating to the lease accounting practices of Cingular Wireless, LLC. This change will not affect Cingular's cash flows and is expected to result in the acceleration of rental expense, which would balance out over the life of the affected lease. BellSouth will record a $70 million pre-tax adjustment $43 million on an after-tax basis) to reduce its equity in earnings from Cingular.

This change to BellSouth's fourth quarter 2004 results will reduce earnings from continuing operations by 2 cents and will be normalized. There is no impact to previously reported normalized earnings per share of 35 cents for the quarter and $1.83 for the year of 2004. Prior years' financial results will not be restated due to the immateriality of this adjustment to the results of operations, cash flows and financial position for the current year or any individual or prior period.

Gain on sale of discontinued operations

BellSouth announced a correction to the reported gain on sale of 8 Latin American wireless properties sold during the fourth quarter of 2004. The after-tax gain of $915 million previously reported in income from discontinued operations was reduced by $64 million, or 3 cents a share, to reflect a provision for potential tax obligations in connection with the sale.


About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, GA and a 40% owner of Cingular Wireless, the nation's largest wireless voice and data provider.

Backed by award winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers(R), residential and small business customers can bundle their local and long distance service with dial up and high speed DSL Internet access, satellite television and Cingular(R) Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth(R) RealPages.com(R) and The Real Yellow Pages(R).

More information about BellSouth can be found at http://www.bellsouth.com.